Exhibit 99.1

National City Corporation
1900 E. 9th St.
Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
Jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY REPORTS THIRD QUARTER 2007 EARNINGS
     CLEVELAND—October 24, 2007— National City Corporation (NYSE: NCC) today reported third quarter 2007 net income of $106 million, or $.18 per diluted share, compared to $347 million, or $.60 per diluted share for the second quarter of 2007, and $526 million, or $.86 per diluted share for the third quarter of 2006. Third quarter results include a net loss of $152 million, or $.25 per diluted share, in the Corporation’s mortgage banking business.
     For the nine month period ending September 30, 2007, net income was $772 million, or $1.28 per diluted share, compared to $1.5 billion, or $2.36 per diluted share, for the comparable period in 2006. Comparisons of the current year’s results to the prior year were affected by mortgage losses, as well as recent acquisitions and divestitures.
CEO’s Comments
     President and CEO Peter E. Raskind commented, “Our third quarter results were clearly affected by the unprecedented disruption and weakness in the mortgage and housing markets. In response to these conditions, we have restructured our mortgage business. The former National Home Equity unit has been merged into National City Mortgage, and production of non-agency eligible mortgages has been either severely curtailed or eliminated altogether. Loans held for sale have been written down to estimated market prices, and in certain cases, moved to portfolio. Higher loan loss provisions were taken on portfolio mortgage loans, reflecting recent delinquency and loss trends, and continued deterioration in the housing markets.
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     The results of these actions contributed to a third quarter loss in our mortgage banking business. At the same time, our retail, commercial banking and asset management businesses performed well. Deposit inflows were strong, and credit quality in the core consumer and commercial portfolios remains sound. Nonetheless, the environment continues to be quite challenging, requiring close attention to costs and relentless focus on day-to-day execution.”
Net Interest Income and Margin
     Tax-equivalent net interest income was $1.1 billion for the third quarter of 2007, about equal to the second quarter of 2007, but down 4% from the third quarter a year ago. Average earning assets were $128.2 billion in the third quarter of 2007, up 5% compared to the preceding quarter, and 4% versus the third quarter a year ago. Net interest margin for the third quarter of 2007 was 3.43%, down 16 basis points from the preceding quarter, and 30 basis points from the third quarter of last year. The lower margin reflects higher funding costs associated with a larger than expected balance sheet, narrower spreads on both commercial and consumer loans, and lower levels of free funds.
     Tax-equivalent net interest income was $3.3 billion for the first nine months of 2007, down about 5% compared to the first nine months of 2006. Average earning assets were $124.1 billion for the first nine months of 2007, about equal to the comparable period in 2006. Net interest margin for the first nine months of the year was 3.57% in 2007 versus 3.76% in the comparable period in 2006.
Loans and Deposits
     In light of the adverse mortgage market conditions in the third quarter, management curtailed the production of certain non-agency eligible mortgage and home equity products. In addition, approximately $4.4 billion of held for sale home equity lines and loans were transferred to portfolio.
     Average portfolio loans were $104.4 billion for the third quarter of 2007, up from $99.7 billion for the second quarter of 2007, and $97.4 billion in the third quarter of 2006. This increase reflects growth in commercial loans, recent acquisitions and the previously described transfer of home equity lines and loans to portfolio. Average loans held for sale were $12.6 billion for the third quarter of 2007, about equal to the second quarter, and down

$2.4 billion from the third quarter a year ago due to the sale of the Corporation’s former First Franklin unit in late 2006.
     Average total deposits were $93.5 billion in the third quarter of 2007, up $3.5 billion, or 4% on a linked-quarter basis, and up $10.0 billion, or 12%, from the third quarter a year ago. The principal reasons for both the linked-quarter and year-over-year increase are recent acquisitions. Continued growth in the number of deposit accounts, as well as higher average balances held in interest-bearing accounts, also contributed to the higher deposit levels in the third quarter of 2007. Average core deposits, excluding mortgage banking escrow balances, were $77.6 billion, up $3.6 billion compared to the preceding quarter and $12.6 billion compared to the third quarter last year.
Credit Quality
     The provision for credit losses was $361 million in the third quarter of 2007, up from $143 million in the preceding quarter, and $73 million in the third quarter a year ago. On a year-to-date basis, the provision for credit losses was $611 million in 2007 versus $160 million in 2006. During the third quarter of 2007, higher delinquencies, charge-offs and foreclosures occurred in residential real estate and home equity loans. In light of these trends, a larger provision for credit losses was required in the third quarter of 2007. Conversely, the provision for credit losses in 2006 benefited from improving commercial credit quality, as well as low consumer losses following the consumer bankruptcy law change in late 2005.
     Net charge-offs were $141 million in the third quarter of 2007, compared to $98 million in the preceding quarter, and $117 million in the third quarter a year ago. Net charge-offs for the first nine months of 2007 were $386 million compared to $314 million in the prior year. The higher charge-offs compared to the preceding quarter were primarily due to the effects of a weakening housing market on residential real estate and home equity borrowers. On a year-over-year basis, net charge-offs for credit card and other unsecured lines of credit also increased due to the previously described effect of the bankruptcy law change.
     The allowance for loan losses was $1.4 billion, or 1.23% of portfolio loans as of September 30, 2007 versus $1.1 billion, or 1.18% of portfolio loans, as of December 31, 2006. Nonperforming assets were $1.2 billion at September 30, 2007 compared to $732 million at December 31, 2006. Nonperforming assets have increased due to a larger balance of portfolio loans, inclusive of problem loans obtained in recent acquisition, and deteriorating credit quality of residential real estate loans associated with weakness in the housing markets.
Noninterest Income
     Noninterest income was $624 million in the third quarter of 2007, compared to $764 million in the preceding quarter, and $877 million in the third quarter a year ago. Loan sale revenue was $(74) million for the third quarter of 2007, $110 million for the second quarter of 2007 and $215 million in the third quarter a year ago. The imbalance between supply and demand in the mortgage markets in the third quarter adversely affected the market for certain non-agency eligible loans, resulting in lower gains upon sale, an increase in failed trades and scratch and dent losses, and fair value writedowns on mortgage loans held for sale. In the third quarter a year ago, loan sale revenue included $62 million of revenue associated with the Corporation’s former First Franklin nonconforming mortgage platform. Loan servicing revenue increased to $159 million in the third quarter of 2007, up from $96 million in the second quarter of 2007, and $104 million in the third quarter a year ago. Net pretax mortgage servicing right (MSR) hedging gains were $64 million in the third quarter of 2007, $10 million in the second quarter of 2007, and $9 million in the third quarter of 2006. Slower prepayments of mortgage loans and an increase in market volatility contributed to favorable hedge results.
     Noninterest income was $2.0 billion for the first nine months of 2007 down $308 million compared to the same period in 2006. Deposit service charges increased $50 million, or approximately 8%, compared to last year. Loan sale revenue was $111 million for the first nine months of 2007, down from $644 million in the comparable period in 2006, due primarily to the market conditions described above. Loan sale revenue for the first nine months of 2006 included $235 million of revenue associated with the Corporation’s former First Franklin unit. Loan servicing revenue increased to $287 million in the first nine months of 2007, up from $39 million in the prior year. Net pretax MSR hedging gains were $25 million in the first nine months of 2007 versus losses of $234 million in the comparable period in 2006, inclusive of a $56 million fair value writedown associated with implementation of a new prepayment model. Other noninterest income for the first nine months of 2006 also benefited from $36 million of nonrecurring income related to the partial release of a chargeback guarantee liability associated with a terminated credit card processing agreement for a major airline.

Noninterest Expense
     Noninterest expense was $1.2 billion for the third quarter of 2007, relatively flat compared to both preceding quarter and the third quarter of 2006. Personnel costs were flat on both a linked-quarter and year-over-year basis despite $19 million of severance costs recognized in the third quarter of 2007 primarily associated with restructuring our mortgage business. Asset impairment charges of $44 million were also recorded in the third quarter of 2007 as part of the restructuring of the mortgage business.
     Noninterest expense was about $3.6 billion for the first nine months of 2007, up $73 million compared to the same period last year. The previously described asset impairment charges contributed to higher noninterest expense on a year-to-date basis as there were no significant impairments in 2006. Intangible amortization and integration costs associated with recent acquisitions were up $66 million in 2007. Foreclosure costs also increased by approximately $35 million in 2007 due to more loans in foreclosure and deteriorating real estate values.
Income Taxes
     The effective tax rate for the third quarter of 2007 was 22% compared to 34% in the second quarter of 2007, and 31% in the third quarter of 2006. The tax provision for the third quarter of 2007 reflects an adjustment to lower the estimated effective tax rate for the full year to 31%. The effective tax rate for 2007 was 31% on a year-to-date basis compared with 32% for the same period in 2006.
Balance Sheet
     At September 30, 2007, total assets were $154.2 billion, and stockholders’ equity was $14.0 billion, or 9.1% of total assets. At September 30, 2007, total deposits were $98.2 billion, including core deposits of $86.5 billion. Total purchased funds were $37.4 billion at September 30, 2007, compared to $33.3 billion at December 31, 2006, and $38.0 billion at September 30, 2006. The disruption in the mortgage markets gave rise to the need for additional funding to support a larger balance sheet compared to year end.

     The Corporation repurchased 1.0 million shares of its common stock in the third quarter of 2007 and 86.1 million shares on a year-to-date basis. At September 30, 2007, the Corporation had remaining authorization to repurchase 37.7 million shares. Management expects share repurchases to be limited in the fourth quarter, consistent with its plan to allow capital ratios to migrate towards the top end of their target ranges.
Recent Acquisitions
     On September 1, 2007, the Corporation completed the acquisition of MAF Bancorp, headquartered in Clarendon Hills, Illinois. MAF Bancorp is the holding company of MidAmerica Bank, which operates 82 branches in the Chicago and Milwaukee metropolitan areas. As of September 30, 2007, the Corporation’s balance sheet included $7.0 billion of portfolio loans and $7.4 billion of deposits associated with this acquisition.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at nationalcity.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
Conference Call
     National City Corporation’s executive management will host a conference call at 11:00 a.m. (ET) on Wednesday, October 24, 2007 to discuss the third quarter 2007 financial results. Presentation slides to accompany the conference call remarks may be found at http://phx.corporate-ir.net/phoenix.zhtml?c=64242&p=irol-presentations. Interested parties may access the conference call by dialing 1-800-230-1085. Participants are encouraged to call in 15 minutes prior to the call in order to register for the event. The conference call will also be accessible via the Company’s Web site, www.nationalcity.com/investorrelations. Questions for discussion at the conference call may be submitted any time prior to or during the call by sending an email to investor.relations@nationalcity.com.
     A replay of the conference call will be available from 2:30 p.m. (ET) on October 24, 2007, until midnight (ET) on October 31, 2007. The replay will be accessible by calling 1-800-475-6701 (domestic) or 320-365-3844 (international) using the pass code of 871458 or via the Company’s Web site.
About National City
     National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania, and Wisconsin and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In millions, except per share data)

										Nine Months Ended
	2007			2006				2005		September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2007	2006

EARNINGS
Tax-equivalent interest income	$2,360	$2,255	$2,218	$2,270	$2,298	$2,243	$2,153	$2,113	$2,034	$6,833	$6,694
Interest expense	1,258	1,159	1,100	1,137	1,148	1,076	969	921	827	3,517	3,193

Tax-equivalent net interest income	1,102	1,096	1,118	1,133	1,150	1,167	1,184	1,192	1,207	3,316	3,501
Provision for credit losses	361	143	107	323	73	60	27	132	56	611	160

Tax-equivalent NII after provision for credit losses	741	953	1,011	810	1,077	1,107	1,157	1,060	1,151	2,705	3,341
Noninterest income	624	764	621	1,702	877	784	656	777	747	2,009	2,317
Noninterest expense	1,221	1,188	1,171	1,210	1,184	1,174	1,149	1,267	1,156	3,580	3,507

Income before taxes and tax-equivalent adjustment	144	529	461	1,302	770	717	664	570	742	1,134	2,151
Income taxes	31	175	134	452	236	238	197	164	256	340	671
Tax-equivalent adjustment	7	7	8	8	8	6	8	8	8	22	22

Net income	$106	$347	$319	$842	$526	$473	$459	$398	$478	$772	$1,458

Effective tax rate	22.3%	33.6%	29.5%	34.9%	30.9%	33.5%	30.1%	29.1%	34.9%	30.6%	31.5%

PER COMMON SHARE
Net income:
Basic(1)	$.18	$.60	$.50	$1.37	$.87	$.77	$.75	$.65	$.75	$1.29	$2.39
Diluted	.18	.60	.50	1.36	.86	.77	.74	.64	.74	1.28	2.36
Dividends paid	.41	.39	.39	.39	.39	.37	.37	.37	.37	1.19	1.13
Book value	22.05	21.45	22.12	23.06	21.44	20.84	20.69	20.51	20.54
Market value (close)	25.09	33.32	37.25	36.56	36.60	36.19	34.90	33.57	33.44
Average shares:
Basic	588.1	572.7	631.7	611.9	603.8	609.7	611.9	618.2	635.9	597.4	608.4
Diluted	592.6	580.4	640.5	620.7	612.1	618.2	619.7	625.4	644.7	604.3	616.6

PERFORMANCE RATIOS
Return on average common equity	3.31%	11.35%	8.98%	24.93%	16.45%	15.08%	14.91%	12.57%	14.59%	7.87%	15.49%
Return on average total equity	3.33	11.37	8.99	24.94	16.46	15.10	14.92	12.59	14.61	7.89	15.50
Return on average assets	.29	1.00	.94	2.44	1.51	1.35	1.33	1.10	1.31	.73	1.40
Net interest margin	3.43	3.59	3.69	3.73	3.73	3.73	3.81	3.74	3.72	3.57	3.76
Efficiency ratio	70.77	63.83	67.37	42.71	58.43	60.14	62.45	64.35	59.19	67.23	60.27

LINE OF BUSINESS (LOB) RESULTS
Net Income:
Retail Banking	$175	$193	$169	$129	$192	$206	$173	$158	$168	$537	$571
Commercial Banking - Regional	101	97	127	113	112	105	112	123	123	325	329
Commercial Banking - National	44	77	95	77	100	99	96	77	91	216	295
Mortgage Banking	(152)	61	9	38	70	(17)	(33)	60	60	(82)	20
Asset Management	20	28	26	21	19	27	19	10	16	74	65
Parent and Other	(82)	(109)	(107)	464	33	53	92	(30)	20	(298)	178

Total Consolidated National City Corporation	$106	$347	$319	$842	$526	$473	$459	$398	$478	$772	$1,458

LOB Contribution to Diluted Earnings Per Share:
Retail Banking	$.30	$.32	$.27	$.21	$.31	$.33	$.28	$.25	$.26	$.89	$.92
Commercial Banking - Regional	.16	.17	.21	.19	.18	.17	.18	.20	.19	.54	.53
Commercial Banking - National	.08	.13	.15	.12	.16	.16	.15	.12	.14	.36	.47
Mortgage Banking	(.25)	.10	.01	.06	.11	(.03)	(.05)	.10	.09	(.14)	.03
Asset Management	.03	.05	.04	.03	.03	.04	.03	.02	.03	.12	.10
Parent and Other	(.14)	(.17)	(.18)	.75	.07	.10	.15	(.05)	.03	(.49)	.31

Total Consolidated National City Corporation	$.18	$.60	$.50	$1.36	$.86	$.77	$.74	$.64	$.74	$1.28	$2.36

(1)	The sum of the quarterly earnings per share may not equal the year-to-date earnings per share due to rounding

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Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS (continued)
($ in millions)

										Nine Months Ended
	2007			2006				2005		September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2007	2006

CREDIT QUALITY STATISTICS
Net charge-offs	$141	$98	$147	$128	$117	$76	$121	$138	$83	$386	$314
Provision for credit losses	361	143	107	323	73	60	27	132	56	611	160
Loan loss allowance	1,373	1,136	1,104	1,131	932	989	1,001	1,094	1,108
Lending-related commitment allowance	54	61	63	78	80	77	79	84	88
Nonperforming assets	1,211	848	801	732	689	667	647	596	585
Annualized net charge-offs to average portfolio loans	.54%	.39%	.61%	.54%	.48%	.30%	.46%	.52%	.30%	.51%	.41%
Loan loss allowance to period-end portfolio loans	1.23	1.14	1.11	1.18	1.00	.98	.98	1.03	1.02
Loan loss allowance to nonperforming portfolio loans	159.42	202.16	206.08	226.13	198.25	202.14	207.14	223.11	230.08
Loan loss allowance (period-end) to annualized net charge-offs	245.43	291.06	184.68	223.38	200.10	326.17	204.29	199.42	336.67	266.24	222.09
Nonperforming assets to period-end portfolio loans and other nonperforming assets	1.08	.85	.80	.76	.74	.66	.63	.56	.54

CAPITAL AND LIQUIDITY RATIOS
Tier 1 capital(1)	6.88%	6.56%	7.08%	8.93%	7.48%	7.31%	7.38%	7.43%	7.68%
Total risk-based capital(1)	10.48	10.28	10.13	12.16	10.30	10.20	10.31	10.54	10.78
Leverage(1)	7.05	6.53	6.92	8.56	7.13	6.89	6.92	6.83	7.03
Period-end equity to assets	9.06	8.64	9.51	10.40	9.34	8.91	9.00	8.86	8.80
Period-end tangible common equity to assets (2)	5.38	5.43	6.26	7.77	6.99	6.60	6.70	6.57	6.57
Average equity to assets	8.71	8.83	10.45	9.78	9.16	8.97	8.94	8.78	8.95	9.31%	9.03%
Average equity to portfolio loans	12.10	12.27	14.66	14.38	13.03	12.35	11.83	11.79	11.98	12.98	12.39
Average portfolio loans to deposits	111.70	110.74	111.78	110.18	116.64	122.88	127.05	126.68	127.88	111.41	122.14
Average portfolio loans to core deposits	128.17	127.87	128.66	131.69	140.31	146.55	155.09	156.15	158.32	128.23	147.21
Average portfolio loans to earning assets	81.43	81.48	80.79	76.65	79.11	81.32	84.71	83.41	83.59	81.24	81.70
Average securities to earning assets	6.11	5.84	6.34	6.43	6.40	6.24	6.20	6.00	5.75	6.09	6.28

AVERAGE BALANCES
Assets	$145,095	$138,587	$137,810	$136,893	$138,434	$140,019	$139,396	$142,983	$144,967	$140,524	$139,280
Portfolio loans	104,439	99,689	98,198	93,124	97,404	101,757	105,431	106,433	108,386	100,798	101,501
Loans held for sale or securitization	12,643	12,615	11,769	17,425	15,065	12,760	8,826	11,172	11,570	12,346	12,240
Securities (at cost)	7,835	7,143	7,704	7,806	7,874	7,802	7,719	7,657	7,450	7,561	7,799
Earning assets	128,249	122,344	121,543	121,488	123,126	125,127	124,459	127,608	129,659	124,070	124,232
Core deposits	81,484	77,964	76,322	70,717	69,419	69,434	67,979	68,160	68,462	78,609	68,950
Purchased deposits and funding	47,093	44,604	43,001	48,917	52,321	54,338	55,105	58,661	59,567	44,914	53,910
Total equity	12,636	12,231	14,398	13,388	12,687	12,565	12,468	12,549	12,980	13,082	12,574

PERIOD-END BALANCES
Assets	$154,166	$140,636	$138,559	$140,191	$138,123	$141,486	$140,231	$142,397	$146,750
Portfolio loans	111,991	99,683	99,566	95,492	92,963	100,973	102,269	106,039	108,910
Loans held for sale or securitization	11,987	14,421	10,693	12,853	19,505	12,964	11,779	9,667	11,942
Securities (at fair value)	8,977	7,024	7,208	7,509	7,906	7,726	7,609	7,875	7,568
Core deposits	86,450	79,043	77,884	73,375	68,788	69,744	69,884	68,408	67,738
Purchased deposits and funding	49,193	45,036	42,897	47,147	51,987	54,069	52,879	56,564	61,839
Total equity	13,968	12,147	13,170	14,581	12,902	12,610	12,623	12,613	12,920

(1)	Third quarter 2007 regulatory capital ratios are based upon preliminary data

(2)	Excludes goodwill and other intangible assets

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